EXHIBIT 99.1                                                   PRESS RELEASE

                                   CONTACT:  Laura Lionetti Barton
                                             Odyssey Marine Exploration, Inc.
                                             (813) 251-6269
                                             LLB@shipwreck.net

             ODYSSEY ANNOUNCES PRELIMINARY SECOND QUARTER EARNINGS
                      AND EFFECTS OF WEATHER ON OPERATIONS

TAMPA, FL - September 24, 2004   Odyssey Marine Exploration, Inc (AMEX:OMR), a
leader in the field of deep ocean shipwreck exploration has estimated revenue and earnings per share for the company's second quarter of the current fiscal year, which ended August 31, 2004. Based on preliminary financial results, Odyssey expects total consolidated revenue to be approximately $ 6.2 million and after tax earnings to be approximately $ 2.4 million or $.06 per share for the second quarter. This would result in estimated year to date total revenue of approximately $ 9.6 million and after tax earnings of $ 2.9 million or $.07 per share. Actual second quarter results will be reported in the upcoming Form 10-QSB, which will be filed in mid-October.

"While the recent hurricanes have understandably interfered with operations on the Republic project, our personnel, equipment, facilities and inventory have not sustained hurricane damage", stated John Morris, Odyssey's co-founder and CEO. "Not surprisingly, weather-related issues have also affected the delivery and installation of new equipment required for the Sussex project. We are now making final preparations to begin the Sussex project, including obtaining the British Government's final approval of our current staffing plan. "

Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world, including the SS Republic and HMS Sussex projects. The company's vessel Odyssey Explorer is in the final stages of conducting the archaeological excavation of the SS Republic and the company's second ship, RV Odyssey, is conducting search operations on a number of additional projects in the Atlantic Ocean. Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net.

                                     # # #

The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.


                                                        www.shipwreck.net
                                                         P.O. Box 320057
                                                      Tampa, FL  33679-2057